UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) August 27, 2004

AFC Enterprises, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Minnesota

(State or Other Jurisdiction of Incorporation)

000-32369	58-2016606
(Commission File Number)	(IRS Employer Identification No.)

Six Concourse Parkway, Suite 1700, Atlanta, Georgia	30328-5352

(Address of Principal Executive Offices)	(Zip Code)

(770) 391-9500

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

     Executive Risk, the provider of the initial layer of directors and officers liability (“D&O”) insurance for AFC Enterprises, Inc. (the “Company”), delivered to the Company on August 27, 2004, a notice of rescission of its D&O insurance policy and returned the insurance premiums paid by the Company. Executive Risk also filed a declaratory judgment in the Northern District of Georgia seeking rescission of the D&O policy and other relief based on allegations that the policy was procured through material misstatements or omissions. The alleged material misstatements or omissions related to statements regarding the Company made, and financial statements delivered, to Executive Risk by the Company prior to the Company’s announcements indicating that it would restate its financial statements for 2000, 2001 and the first three quarters of 2002. The Company previously disclosed that after it gave its D&O insurers notice of lawsuits against the Company and certain of its officers and directors relating to the restatement of the Company’s financial statements that the insurers had responded by reserving their rights under their policies, including the rights to deny coverage under various policy exclusions or to rescind the policies in question. The Company intends to contest the rescission and the other requested relief; however, the Company may not be successful in contesting such actions. Even if the Company is successful in contesting these actions, the amount of a settlement of, or judgment on, one or more of the lawsuits relating to the Company’s restatement of its financial statements could substantially exceed the limits of the Company’s D&O insurance. As a result, as previously disclosed, the ultimate resolution of those lawsuits could have a material adverse impact on the Company’s financial results, financial condition and liquidity.

     There is no material relationship between Executive Risk and the Company or its affiliates other than as insurer under the D&O insurance policy.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFC Enterprises, Inc.
Date: September 2, 2004	By: /s/ Frank J. Belatti Frank J. Belatti Chairman of the Board and Chief Executive Officer